Exhibit 8.1

Skadden, Arps, Slate, Meagher & Flom llp

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BEIJING
BRUSSELS
FRANKFURT
HONG KONG
March 22, 2021	LONDON
MOSCOW
MUNICH
PARIS
SÃO PAULO
SEOUL
SHANGHAI
SINGAPORE
TOKYO
TORONTO

Alussa Energy Acquisition Corp.
PO Box 500, 71 Fort Street
Grand Cayman KY1-1106

RE:	United States Federal Income Tax Considerations

Ladies and Gentlemen:

We have acted as United States tax counsel to Alussa Energy Acquisition Corp., a Cayman Islands exempted company (“Alussa”), in connection with the Agreement and Plan of Merger, dated as of January 29, 2021 (as amended, modified or supplemented, the “Merger Agreement”), by and among Alussa, Alussa Energy Sponsor LLC, a Delaware limited liability company, FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) under number B 251199 (“Pubco”), FREYR AS, a company organized under the laws of Norway (“FREYR”), ATS AS, Norway Sub 1 AS, a private limited liability company under the laws of Norway, Norway Sub 2 AS, a private limited liability company under the laws of Norway, Adama Charlie Sub, a Cayman Islands exempted company (“Cayman Merger Sub”), and the shareholders of FREYR named therein, which, among other things, provides for the merger of Alussa with and into Cayman Merger Sub, with Alussa surviving as a wholly owned subsidiary of Pubco (the “Cayman Merger”). Additionally, Alussa will elect to be classified as an entity disregarded as separate from Pubco for U.S. federal income tax purposes, effective no earlier than 1 day after, and no later than 2 days after, the date the Cayman Merger is completed (such classification, together with the Cayman Merger, the “Cayman Reorg”). This opinion is being delivered in connection with the Registration Statement (CIK No. 0001844224) of Pubco on Form S-4 filed on February 16, 2021 with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”).

Alussa Energy Acquisition Corp.

March 22, 2021

In rendering the opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, factual representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. We have assumed that the transactions contemplated by the foregoing documents have been or will be consummated in accordance with the operative documents and that such documents accurately and completely reflect the material facts of such transactions. In addition, we have relied upon the accuracy and completeness of certain statements, factual representations, covenants and agreements made by Alussa, including the accuracy and completeness of all factual representations and covenants set forth in a certificate dated as of the date hereof from an officer of Alussa (the “Officer’s Certificate”). For purposes of rendering our opinion, we have assumed that such statements, factual representations, covenants and agreements are, and will continue to be, including through the completion of the Cayman Reorg, true and correct without regard to any qualification as to knowledge or belief. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, factual representations, covenants and agreements set forth in the documents referred to above and the statements, factual representations, covenants, and agreements made by Alussa, including those set forth in the Officer’s Certificate.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such documents, certificates, and records are duly authorized, valid, and enforceable. In making our examination of documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Service or, if challenged, by a court.

Alussa Energy Acquisition Corp.

March 22, 2021

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Considerations,” we are of the opinion that, for United States federal income tax purposes, the Cayman Reorg will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. We express no opinion on the potential U.S. federal income tax consequences of the Cayman Reorg pursuant to Section 367 of the Code or the passive foreign investment company rules.

Except as expressly set forth above, we express no other opinion. This opinion is being delivered prior to the consummation of the Cayman Reorg and therefore is prospective and dependent on future events. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, factual representation, covenant, or assumption relied upon herein that becomes incorrect or untrue. No assurances can be given that future legislative, judicial, or administrative changes, on either a prospective or a retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein.

In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name under the headings “U.S. Federal Income Tax Considerations” in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP